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--------                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION        -----------------------------
 FORM 3                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES          OMB Number:       3235-0104
                                                                                                        Expires:   January 31, 2005
                                   FILED PURSUANT TO SECTION 16(A) OF THE SECURITIES ACT OF 1934,       Estimated average burden
                                 SECTION 17(A) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 OR     hours per response .... 0.5
(Print or Type Responses)                SECTION 30(F) OF THE INVESTMENT COMPANY ACT OF 1940           -----------------------------
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1. Name and Address of Reporting Person*         2. Date of Event Re-   4. Issuer Name and Ticker or Trading Symbol
                                                    quiring Statement
   MIZRAHI           HARRY               A.         (Month/Day/Year)       American Spectrum Realty Inc. (AQQ)
-------------------------------------------------                       ------------------------------------------------------------
    (Last)          (First)          (Middle)          11/19/01         5. Relationship of Reporting Person(s) 6. If Amendment, Date
                                                 -----------------------    to Issuer (Check all applicable)      of Original
                                                 3. IRS or Identifi-    X  Director            Owner              (Month/Day/Year)
                                                    cation Number of   ----               ----                      11/19/01
       405 LEXINGTON AVENUE, 49TH FLOOR             Reporting Person,       Officer (give      Other (specify  ---------------------
-------------------------------------------------   if an entity        X    title below)       below)         7. Individual or
                    (Street)                        (Voluntary)        ----               ----                    Joint/Group Filing
                                                                       Chief Operating Officer                    (Check Applicable
                                                                       and Senior Vice President                  Line)
                                                                       --------------------------------           Form filed by One
                                                                                                                X Reporting Person
                                                                                                               ---
                                                                                                                  Form filed by
                                                                                                                  More than One
                                                                                                                  Reporting Person
  NEW YORK            NY               10174                                                                   ---
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    (City)          (State)            (Zip)                                TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership (Instr. 5)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
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Common Stock                                           35,000 (1)                       D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                                                                                   SEC 1473 (3-99)


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FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
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1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Name of Indirect
   (Instr. 4)                         cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                      Expiration     (Instr. 4)                          Exercise     Form of     Ownership
                                      Date                                               Price of     Deriv-      (Instr. 5)
                                     (Month/Day/                                         Deri-        ative
                                      Year)                                              vative       Securities:
                                   --------------------------------------------------    Security     Direct
                                                                             Amount                   (D) or
                                    Date     Expir-                          or                       Indirect
                                    Exer-    ation           Title           Number                   (I)
                                    cisable  Date                            of                       (Instr. 5)
                                                                             Shares
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Employee Stock Option -
  Right to Buy (2)                 10/15/01  10/15/11      Common Stock      25,000       $15.00         D
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Explanation of Responses:

(1)  The common stock is subject to repurchase by the Company on termination of the Reporting Person's employment for a price of
     $0.01 per share. The repurchase option lapses on October 14, 2002.

(2)  The option to buy common stock vests on date of grant.


                                                                /s/ Harry A. Mizrahi                  May 17, 2002
                                                             -------------------------------------  ----------------------
                                                                 **Signature of Reporting Person             Date

 *If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.


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